Exhibit 99.1
eBay Inc. Reports Better Than Expected Third Quarter 2020 Results and Raises Full Year Guidance
Classifieds business reported as discontinued operations; on track to close in Q1 2021

•Revenue of $2.6 billion
•Gross Merchandise Volume of $25.0 billion, up 22% on an as-reported basis and up 21% on an FX-Neutral basis
•GAAP and Non-GAAP EPS per diluted share of $0.88 and $0.85, respectively, on a continuing operations basis
•GAAP and Non-GAAP operating margin of 26.1% and 30.7%, respectively
•Returned $811 million to shareholders in Q3, including $700 million of share repurchases and $111 million paid in cash dividends

San Jose, California, October 28, 2020 - eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its third quarter ended September 30, 2020.

“I’m pleased with the third quarter results,” said Jamie Iannone, Chief Executive Officer at eBay Inc. “On an apples to apples basis, we delivered results that exceeded expectations on both the top and bottom lines. Our third quarter performance reflects the strength of our newly focused strategy coupled with the enormous untapped potential of our marketplace. As we continue our multi-year journey to become the best global marketplace to buy and sell, I am proud of the progress our team is making toward our tech-led reimagination.”

Third Quarter Marketplace Financial Highlights
•Annual active buyers grew by 5%, for a total of 183 million global active buyers.
•Gross merchandise volume (GMV) was $25.0 billion, up 22% on an as-reported basis and up 21% on a foreign exchange (FX) neutral basis, year-over-year.
•Revenue was $2.6 billion, up 25% on both an as-reported basis and an FX-Neutral basis.
•GAAP net income from continuing operations was $621 million, or $0.88 per diluted share.
•Non-GAAP net income from continuing operations was $604 million, or $0.85 per diluted share.
•Generated $716 million of operating cash flow and $584 million of free cash flow from continuing operations.
•In early July, completed the $3.0 billion accelerated share repurchase plan announced in February, at an average price per share of $40.77.
•Repaid $500 million of 3.250% senior fixed rate notes due 2020, and redeemed the remaining outstanding balance of $421 million on our 2.875% senior fixed rate notes due in 2021.

Background on the Presentation of Results
On July 20, 2020, the company announced it entered into a definitive agreement to transfer its Classifieds business to Adevinta and has since determined that the business meets the discontinued operations accounting criteria.

To aid in the comparison to previously provided financial guidance, below are revised versions of the July 28, 2020 guidance metrics, reflecting the exclusion of the Classifieds business.

	Q3 2020
In billions, except per share data	July 28, 2020 Guidance	Classifieds Impact	Implied Guidance excl. Classifieds
Revenue	$2.64 - $2.71	$(0.26)	$2.38 - $2.45

GAAP EPS	$0.58 - $0.64	$(0.10)	$0.48 - $0.54

Non-GAAP EPS	$0.81 - $0.87	$(0.13)	$0.68 - $0.74

	FY 2020
In billions, except per share data	July 28, 2020 Guidance	Classifieds Impact	Implied Guidance excl. Classifieds
Revenue	$10.56 - $10.75	$(0.97)	$9.59 - $9.78

GAAP EPS	$2.85 - $3.00	$(0.34)	$2.51 - $2.66

Non-GAAP EPS	$3.47 - $3.59	$(0.43)	$3.04 - $3.16

Business Highlights
•The company remains on track to complete the transfer of its Classifieds business to Adevinta in Q1 2021, subject to regulatory approvals.
•eBay continues to scale its management of payments globally, exiting the quarter with more than 340,000 sellers migrated. During the quarter, over 20% of on-platform volume was processed through managed payments. The company announced the Q1 2021 expansion plans to France, Italy and Spain, along with enablement for eBay for Charity sellers in the U.S. and U.K. to leverage the new experience.
•Promoted Listings delivered $186 million of revenue in Q3, up 79% on an as-reported basis and up 77% on an FX-Neutral basis.
•In building its trusted marketplace for sellers, the company launched authentication on all watches sold over $2,000 in the U.S. with the new “Authenticity Guarantee” service and quickly followed with plans to expand this service in one of its highest-profile categories: sneakers. The sneakers authentication program, launched in October with the most popular sneaker styles and brands, will scale to include all collectible sneakers over $100 by early 2021.
•The company also launched a new destination that features Certified Refurbished products direct from the world’s most popular brands. In addition to great savings, all Certified Refurbished purchases include a two-year warranty, eBay money back guarantee and hassle-free 30-day returns.
•The company announced a new collaboration with UPS in the U.S. that provides sellers with more options to support their businesses. Additionally, eBay is supporting seller profitability during the upcoming holiday season by working with carriers on its platform to eliminate peak season shipping surcharges.
•In the U.K. and Australia, the company launched Virtual Tracking Number to substantially increase package tracking and provide buyers and sellers with ease and confidence.
•Keeping with its commitment to be the platform of choice for sellers, the company further integrated Terapeak’s capabilities into other areas of Seller Hub, including in the listing flow and in active listings. Additionally, Terapeak’s capabilities were expanded to include searching and filtering of Item Specifics, better aligning results with what sellers are searching for.
•The company launched new features like Time Away, which allows sellers to update their listings and protect their on-time delivery record while they are on vacation and provide buyers with more accurate shipping estimates; Great Price Signal to highlight competitively priced items from trusted sellers; and expanded seller features, like the ability for buyers to counter Seller Initiated Offers, into other markets including France, Italy and Spain.
•Further underscoring eBay’s commitment to sustainability, the company joined the EPA’s Green Power Partnership, ranking 14th on its Top 30 Tech & Telecom list.
•eBay Foundation reached its $1 million Kiva lending goal to support global untapped entrepreneurs through an employee micro-lending initiative and matching funds from the Foundation.
•During the quarter, eBay for Charity began working alongside international artists through a campaign called Artists Band Together, helping to raise funds for organizations that work to increase voter turnout for the upcoming U.S. elections.

Third Quarter 2020 Financial Highlights (presented in millions, except per share data and percentages)

	Third Quarter
	2020	2019	Change
eBay Inc.
Net revenues	$2,606	$2,083	$523	25%
GAAP - Continuing Operations
Income (loss) from continuing operations	$621	$210	$411	196%
Earnings (loss) per diluted share from continuing operations	$0.88	$0.25	$0.63	250%
Non-GAAP - Continuing Operations
Net income	$604	$435	$169	39%
Earnings per diluted share	$0.85	$0.52	$0.33	64%

Other Selected Financial and Operational Results
•Operating margin – GAAP operating margin increased to 26.1% for the third quarter of 2020, compared to 19.6% for the same period last year. Non-GAAP operating margin increased to 30.7% in the third quarter of 2020, compared to 26.7% for the same period last year.
•Taxes – The GAAP effective tax rate for continuing operations for the third quarter of 2020 was 19.8%, compared to 21.2% for the third quarter of 2019. The non-GAAP effective tax rate for continuing operations for the third quarter of 2020 was 14.1%, compared to 15.6% for the third quarter of 2019.
•Cash flow – The company generated $716 million of operating cash flow from continuing operations and $584 million of free cash flow during the third quarter of 2020.
•Capital returns – The company repurchased approximately $700 million of its common stock, or approximately 18 million shares, in the third quarter of 2020. The company's total repurchase authorization remaining as of September 30, 2020 was $2.5 billion. The company also paid cash dividends of $111 million during the third quarter of 2020.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $4.1 billion as of September 30, 2020.
Business Outlook
Based on the company's improved revenue and earnings outlook for Q4 and full year 2020, eBay has raised its full year guidance for continuing operations.

In billions, except per share data and percentages	Q4 2020 Guidance
Revenue	$2.64 - $2.71
Organic FX-Neutral Y/Y Growth	19 - 22%

GAAP EPS	$0.58 - $0.64

Non-GAAP EPS	$0.78 - $0.84

FY 2020
In billions, except per share data and percentages	Prior Implied Guidance excl. Classifieds July 28, 2020	Current Guidance October 28, 2020
Revenue	$9.59 - $9.78	$10.04 - $10.11
Organic FX-Neutral Y/Y Growth	14 - 16%	19 - 20%

GAAP EPS	$2.51 - $2.66	$3.00 - $3.06

Non-GAAP EPS	$3.04 - $3.16	$3.34 - $3.40

Capital Allocation
•eBay's Board of Directors has declared a cash dividend of $0.16 per share of the company's common stock. The dividend is payable on December 18, 2020 to stockholders of record as of December 1, 2020.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss third quarter 2020 results at 2:00 p.m. Pacific Time today. Investors and participants can access the call by dialing (833) 350-1438 in the U.S. and (647) 689-6641 internationally. The passcode for the conference line is 7665786. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects millions of buyers and sellers in 190 markets around the world. We exist to enable economic opportunity for individuals, entrepreneurs, businesses and organizations of all sizes. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2019, eBay enabled $86 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided. References to “revenue” refer to “net revenues” as reported in the company’s consolidated statement of income.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on an "FX-Neutral basis", to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported "on an FX-Neutral basis", we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. We define Organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the fourth quarter and full year 2020 and the future growth in its business, the effects of COVID-19 on our business and operations and our ability to respond to such effects, operating efficiency and margins, reinvestments, dividends, share repurchases, and the closing of the announced transaction with Adevinta ASA (the “Transaction”), the potential benefits of the Transaction and the impact of the Transaction on future results. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, the duration of the COVID-19 pandemic and the effects of COVID-19 on our business and operations and on the general economy, including effects on our sellers and customers, any regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the company’s ability to realize expected growth opportunities in payments intermediation and advertising; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company’s share repurchases, or management of operating cash; the company's ability to increase operating efficiency to drive margin improvements and enable reinvestments; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage a large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the ability to successfully intermediate payments on our marketplace platform; the company’s need and ability to manage regulatory, tax, data security and litigation risks; whether the operational, marketing and strategic benefits of the separation of the eBay and PayPal businesses can be achieved; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future; the possibility that regulatory and other approvals and conditions to the Transaction are not received or satisfied on a timely basis or at all; the possibility that eBay may not fully realize the projected benefits of the Transaction; changes in the anticipated timing for closing the Transaction; business disruption during the pendency of or following the Transaction; diversion of management time on Transaction-related issues; the reaction of customers and other persons to the Transaction; and other events that could adversely impact the completion of the Transaction, including COVID-19 and industry or economic conditions outside of our control.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Joe Billante	ir@ebay.com
Media Relations Contact:	Trina Somera	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	September 30, 2020	December 31, 2019
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$963	$901
Short-term investments	2,697	1,850
Accounts receivable, net of allowance for doubtful accounts of $105 and $82	477	555
Other current assets	1,486	1,064
Current assets of discontinued operations	—	141
Current assets held for sale	1,116	195
Total current assets	6,739	4,706
Long-term investments	663	1,275
Property and equipment, net	1,301	1,460
Goodwill	4,537	4,533
Intangible assets, net	19	39
Operating lease right-of-use assets	499	583
Deferred tax assets	3,749	3,980
Other assets	914	414
Long-term assets of discontinued operations	—	306
Long-term assets held for sale	—	878
Total assets	$18,421	$18,174
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$17	$1,020
Accounts payable	307	229
Accrued expenses and other current liabilities	2,536	2,097
Deferred revenue	105	129
Income taxes payable	379	169
Current liabilities of discontinued operations	—	259
Current liabilities held for sale	496	163
Total current liabilities	3,840	4,066
Operating lease liabilities	379	461
Deferred tax liabilities	2,280	2,355
Long-term debt	7,738	6,738
Other liabilities	1,264	1,353
Long-term liabilities of discontinued operations	—	26
Long-term liabilities held for sale	—	305
Total liabilities	15,501	15,304

Total stockholders' equity	2,920	2,870
Total liabilities and stockholders' equity	$18,421	$18,174

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In millions, except per share amounts)
Net revenues	$2,606	$2,083	$7,403	$6,400
Cost of net revenues (1)	656	530	1,731	1,580
Gross profit	1,950	1,553	5,672	4,820
Operating expenses:
Sales and marketing (1)	660	577	1,835	1,731
Product development (1)	287	243	788	735
General and administrative (1)	258	250	750	756
Provision for transaction losses	60	68	245	194
Amortization of acquired intangible assets	6	7	20	21
Total operating expenses	1,271	1,145	3,638	3,437
Income from operations	679	408	2,034	1,383
Interest and other, net	95	(142)	277	(128)
Income from continuing operations before income taxes	774	266	2,311	1,255
Income tax provision	(153)	(56)	(550)	(208)
Income from continuing operations	$621	$210	$1,761	$1,047
Income from discontinued operations, net of income taxes	43	100	3,061	183
Net income	$664	$310	$4,822	$1,230

Income per share - basic:
Continuing operations	$0.89	$0.25	$2.46	$1.21
Discontinued operations	0.06	0.12	4.26	0.22
Net income per share - basic	$0.95	$0.37	$6.72	$1.43

Income per share - diluted:
Continuing operations	$0.88	$0.25	$2.43	$1.20
Discontinued operations	0.06	0.12	4.22	0.22
Net income per share - diluted	$0.94	$0.37	$6.65	$1.42

Weighted average shares:
Basic	696	830	717	863
Diluted	708	837	725	870

(1) Includes stock-based compensation as follows:
Cost of net revenues	$11	$11	$32	$35
Sales and marketing	24	19	60	56
Product development	38	41	116	127
General and administrative	40	26	103	103
	$113	$97	$311	$321

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In millions)
Cash flows from operating activities:
Net income	$664	$310	$4,822	$1,230
(Income) loss from discontinued operations, net of income taxes	(43)	(100)	(3,061)	(183)
Adjustments:
Provision for transaction losses	60	68	245	194
Depreciation and amortization	163	159	471	474
Stock-based compensation	113	97	311	321
(Gain) loss on sale of business	—	52	—	52
(Gain) loss on investments, net	(1)	—	1	1
Deferred income taxes	70	(1)	169	(22)
Change in fair value of warrant	(191)	49	(496)	(56)
Changes in assets and liabilities, net of acquisition effects	(119)	167	(199)	(122)
Net cash provided by continuing operating activities	716	801	2,263	1,889
Net cash provided by (used in) discontinued operating activities	(611)	208	(602)	414
Net cash provided by operating activities	105	1,009	1,661	2,303
Cash flows from investing activities:
Purchases of property and equipment	(132)	(92)	(326)	(394)
Purchases of investments	(7,224)	(13,223)	(28,897)	(37,390)
Maturities and sales of investments	9,074	14,656	28,740	40,483
Equity investment in Paytm Mall	—	(160)	—	(160)
Other	—	(34)	39	15
Net cash provided by (used in) continuing investing activities	1,718	1,147	(444)	2,554
Net cash provided by (used in) discontinued investing activities	(7)	(4)	4,024	(125)
Net cash provided by investing activities	1,711	1,143	3,580	2,429
Cash flows from financing activities:
Proceeds from issuance of common stock	5	4	55	59
Repurchases of common stock	(680)	(1,022)	(4,710)	(3,971)
Payments for taxes related to net share settlements of restricted stock units and awards	(48)	(43)	(131)	(162)
Payments for dividends	(111)	(115)	(337)	(360)
Proceeds from issuance of long-term debt, net	—	—	1,765	—
Repayment of debt	(932)	(1,550)	(1,771)	(1,550)
Other	(7)	1	(12)	1
Net cash used in continuing financing activities	(1,773)	(2,725)	(5,141)	(5,983)
Net cash used in discontinued financing activities	—	—	(2)	—
Net cash used in financing activities	(1,773)	(2,725)	(5,143)	(5,983)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	51	(39)	25	(59)
Net increase (decrease) in cash, cash equivalents and restricted cash	94	(612)	123	(1,310)
Cash, cash equivalents and restricted cash at beginning of period	1,025	1,521	996	2,219
Cash, cash equivalents and restricted cash at end of period	1,119	909	1,119	909
Less: Cash and cash equivalents and restricted cash of held for sale business	30	41	30	41
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	23	—	23
Cash, cash equivalents and restricted cash of continuing operations at end of period	$1,089	$845	$1,089	$845

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(In millions, except percentages)
Net Revenues by Type:

Net transaction revenues	$2,355	$2,447	$1,900	$1,977	$1,829
Current quarter vs prior year quarter	29%	30%	1%	—%	1%
Percent from international	59%	60%	62%	64%	63%

Marketing services and other revenues	251	221	229	259	254
Current quarter vs prior year quarter	(1)%	(18)%	(17)%	(19)%	(17)%
Percent from international	55%	50%	52%	51%	52%

Total net revenues (2)	$2,606	$2,668	$2,129	$2,236	$2,083
Current quarter vs prior year quarter	25%	24%	(1)%	(3)%	(1)%

(1) Hedge gain/(loss)	$6	$17	$—	$29	$19
(2) Foreign currency impact	$31	$(40)	$(35)	$(5)	$(32)

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(In millions, except percentages)
Active Buyers (1)	183	182	174	174	174
Current quarter vs prior year quarter	5%	5%	2%	2%	4%

Gross Merchandise Volume (2)
U.S.	$9,790	$10,489	$7,631	$7,694	$7,334
Current quarter vs prior year quarter	33%	35%	(4)%	(9)%	(6)%
International	$15,259	$16,646	$13,628	$14,272	$13,155
Current quarter vs prior year quarter	16%	22%	—%	(4)%	(4)%
Total GMV	$25,049	$27,135	$21,259	$21,966	$20,489
Current quarter vs prior year quarter	22%	26%	(1)%	(5)%	(5)%

(1)     All buyers who successfully closed a transaction on our platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.
(2)     Total value of all successfully closed transactions between users on our platforms during the period regardless of whether the buyer and seller actually consummated the transaction. We believe that GMV provides a useful measure of the overall volume of closed transactions that flow through our platform in a given period, notwithstanding the inclusion in GMV of closed transactions that are not ultimately consummated.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Revenue guidance is provided on an FX-Neutral basis and excludes incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
December 31, 2020
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.64 - $2.71	$2.64 - $2.71
Diluted EPS from continuing operations	$0.58 - $0.64	$0.78 - $0.84

Twelve Months Ending
December 31, 2020
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$10.04 - $10.11	$10.04 - $10.11
Diluted EPS from continuing operations	$3.00 - $3.06	$3.34 - $3.40

(a) Estimated non-GAAP amounts above for the three months ending December 31, 2020 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $5 - $10 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $110 - $120 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $50 - $60 million.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2020 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $25 - $30 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $430 - $440 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $170 - $180 million.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on an "FX-Neutral basis". These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on an “FX-Neutral basis”, can be found in the tables included in this press release. For figures in this press release reported "on an FX-Neutral basis", the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. The company defines organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In millions, except percentages)
GAAP operating income	$679	$408	$2,034	$1,383
Stock-based compensation expense and related employer payroll taxes	115	100	319	333
Amortization of acquired intangible assets within cost of net revenues	—	1	1	5
Amortization of acquired intangible assets within operating expenses	6	7	20	21
Other significant gains, losses or charges	(1)	41	39	80
Total non-GAAP operating income adjustments	120	149	379	439
Non-GAAP operating income	$799	$557	$2,413	$1,822
Non-GAAP operating margin	30.7%	26.7%	32.6%	28.5%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$774	$266	$2,311	$1,255
GAAP provision for income taxes	(153)	(56)	(550)	(208)
GAAP net income from continuing operations	$621	$210	$1,761	$1,047
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	120	149	379	439
(Gain) loss on investments and sale of business	—	52	3	52
Change in fair market value of warrant	(191)	49	(496)	(56)
Tax effect of non-GAAP adjustments	54	(25)	205	(61)
Non-GAAP net income from continuing operations	$604	$435	$1,852	$1,421

Diluted net income from continuing operations per share:
GAAP	$0.88	$0.25	$2.43	$1.20
Non-GAAP	$0.85	$0.52	$2.55	$1.63
Shares used in GAAP and non-GAAP diluted net income per-share calculation	708	837	725	870

GAAP effective tax rate - Continuing operations	19.8%	21.2%	23.8%	16.6%
Tax effect of non-GAAP adjustments to net income from continuing operations	(5.7)%	(5.6)%	(8.1)%	(0.7)%
Non-GAAP effective tax rate - Continuing operations	14.1%	15.6%	15.7%	15.9%
*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In millions)
Net cash provided by continuing operating activities	$716	$801	$2,263	$1,889
Less: Purchases of property and equipment	(132)	(92)	(326)	(394)
Free cash flow	$584	$709	$1,937	$1,495

*Presented on a continuing operations basis